Exhibit 99.1

Alliance One International, Inc.

512 Bridge Street

Post Office Box 681

Danville, VA 24543-0681

NEWS RELEASE	Contact: James A. Cooley
(434) 792-7511

October 24, 2005

ALLIANCE ONE ANNOUNCES ASSESSMENT OF FINES RELATING TO DGCOMP

INVESTIGATION IN ITALY AND DISCUSSIONS WITH LENDERS

Danville, VA – Alliance One International, Inc. (NYSE: AOI) announced today that, as a result of the previously reported administrative investigation by the Directorate General for Competition (DGCOMP) of the European Commission (EC) into tobacco buying and selling practices within the leaf tobacco industry in Italy, it has been notified that the EC has decided to impose fines on Alliance One and its present and former Italian subsidiaries, Transcatab and Mindo. The EC imposed fines on the Company and Mindo (its former subsidiary) jointly and severally in the aggregate amount of €10.0 million (US$12.0 million). The EC imposed fines on the Company and Transcatab, a subsidiary of Standard Commercial prior to its merger into the Company earlier this year, jointly and severally in the aggregate amount of €14.0 million (US$16.8 million).

Several tobacco processors, growers and agricultural associations that were the subject of the investigation in Italy were assessed fines in various amounts totaling €58.1 million (US$69.7 million), inclusive of the fines imposed on Alliance One and its subsidiaries. The EC stated that the fines assessed against Alliance One and its Italian subsidiaries were reduced as a result of their cooperation in the investigation. Although a statement of the fines has been released, the full decision of the EC has not yet been issued. Once the full decision is available, Alliance One will assess any grounds it may have to appeal the fine. If not earlier bonded pending appeal, the fines must be paid within three months of the Company’s receipt of the full EC decision.

Alliance One will establish a reserve for the fines imposed on the Company and Mindo in the quarter ended September 30, 2005 in the amount of US$12.0 million. The US$16.8 million in fines imposed as a result of conduct of Transcatab and Standard Commercial prior to the merger will be reflected as an increase in goodwill on the Company’s balance sheet, as required by purchase accounting.

Under Alliance One’s senior secured credit facility, any judgment or decree in excess of $15.0 million becomes an event of default if not paid, discharged, stayed or bonded pending appeal within ten days. Alliance One is discussing with the administrative agent under the senior secured credit facility an amendment to the credit agreement to clarify that the EC’s imposition of these fines is not such a judgment or decree and therefor will not result in an event of default if not paid or bonded within ten days. If for any reason the Company cannot obtain this amendment before the expiration of the ten days, the Company has cash available to pay the fines in a manner that does not limit its rights to appeal so that no event of default will occur.

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As previously reported, the Company continues to face industry challenges in the important Brazilian market. Financial performance from the Company’s Brazilian operations has deteriorated due primarily to the inflationary effect on procurement and conversion costs from the increased strength of the Brazilian real against the U.S. dollar and the difficulty in increasing sales prices enough to absorb recently changed local trade taxes. As these conditions have continued, Alliance One is also discussing with the administrative agent under the senior secured credit facility potential amendments to the financial covenants in the credit agreement applicable to future periods.

If Alliance One is unable to obtain the necessary amendments or waivers under its senior secured credit facility, the lenders under that facility may have the right to terminate that facility and demand repayment of borrowings thereunder. As of September 30, 2005, there was an aggregate of $345.3 million outstanding under the senior secured credit facility, all of which represents term loan indebtedness. A demand for repayment under the senior secured credit facility would result in a cross default under the indentures governing our senior notes and senior subordinated notes and could impair access to our seasonal operating lines of credit in local jurisdictions. A default under our senior secured credit facility would have a material adverse effect on the liquidity and financial condition of the Company. While the Company is in discussions to obtain amendments that would prevent any such default, there can be no assurance that such amendments or waivers of defaults will be obtained.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance One’s expectations and projections. Risks and uncertainties with respect to Alliance One’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for leaf tobacco products, and the impact of regulation and litigation on Alliance One’s customers. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report for the year period ended March 31, 2005, and other filings with the Securities and Exchange Commission.

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